UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2016

HealthWarehouse.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7107 Industrial Road
Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 748-7001

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

Healthwarehouse.com, Inc. (the “Company”) is a party to a Loan and Security Agreement, dated as of March 28, 2013 (the “Loan Agreement”) with Melrose Capital Advisors, LLC (the “Lender”). Under the terms of the Loan Agreement, the Company borrowed an aggregate of $1,200,000 from the Lender (the “Loan”). The Loan is evidenced by a promissory note in the face amount of $1,200,000, as amended (the “Senior Note”). The Senior Note bears interest on the unpaid principal balance until the full amount of principal has been paid at a floating rate equal to the prime rate plus four and one-quarter percent (4.25%) per annum. Under the terms of the Loan Agreement, the Company has agreed to make monthly payments of accrued interest on the first day of every month. The principal amount and all unpaid accrued interest on the Senior Note was payable on October 14, 2016. The Loan may be prepaid in whole or in part at any time by the Company without penalty.

The Company granted the Lender a first priority security interest in all of the Company’s assets, in order to secure the Company’s obligation to repay the Loan, including a Deposit Account Control Agreement, dated as of July 8, 2016, which grants the Lender a security interest in certain bank accounts of the Company. The Loan Agreement contains customary negative covenants restricting the Company’s ability to take certain actions without the Lender’s consent, including incurring additional indebtedness, transferring or encumbering assets, paying dividends or making certain other payments, and acquiring other businesses. Upon the occurrence of an event of default, the Lender has the right to impose interest at a rate equal to eight percent (8.0%) per annum above the otherwise applicable interest rate (the “Default Rate”). The repayment of the Loan may be accelerated prior to the maturity date upon certain specified events of default, including failure to pay, bankruptcy, breach of covenant, and breach of representations and warranties.

On October 14, 2016, the Company and the Lender entered into a Second Amendment to Amended and Restated Promissory Note, effective October 14, 2016, pursuant to which the Lender agreed to extend the maturity date of the Senior Note from October 14, 2016 to October 31, 2016.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 11, 2016, the Board of Directors of HealthWarehouse.com, Inc. (the “Company”), appointed Jeffrey T. Holtmeier as the President and Chief Executive Officer of the Company. As President and Chief Executive Officer Mr. Holtmeier will be paid an annual salary of $175,000, and will have an annual bonus target of 100% of base salary, with the amount of bonus to be determined according to the Company achieving certain financial metrics. Mr. Holtmeier was also granted options under the Company’s Long Term Incentive Plan to purchase 125,000 shares of the Company’s Common Stock, at a price of $.29/share, which was the closing price for the Company’s Common stock on the date of grant. Mr. Holtmeier will also be granted an additional 125,000 options after 6 months of employment, at a price equal to the closing price on the then-date of grant. After 1 year of employment, Mr. Holtmeier will also be eligible for severance equal to 6 months of his salary in the event his employment is terminated by the Company for any reason other than good cause, or if Mr. Holtmeier terminates his employment for good reason. These terms and other terms and conditions of employment will be contained in a written employment agreement to be finalized by the Company and Mr. Holtmeier.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is included herewith.

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Promissory Note dated October 14, 2016 by and between HealthWarehouse.com, Inc., HWAREH.COM, Inc. and Hocks.com, Inc. and Melrose Capital Advisors, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 14, 2016	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Jeffrey T. Holtmeier
Jeffrey T. Holtmeier
President and CEO